Exhibit 3.27
CERTIFICATE OF INCORPORATION
     FIRST: the name of this Corporation is
GENERAL COAL COMPANY
     SECOND: Its principal office in the State of Delaware is located at 100 West Tenth Street in the City of Wilmington, County of New Castle, State of Delaware.
               The name and address of it s Resident Agent is The Corporation Trust Company, 100 west Tenth Street, Wilmington, Delaware.
     THIRD: The nature of the business, or objects or purposes proposed to be transacted, promoted or carried on are:
               To buy, and sell, deal or traffic in, carry and transport, export or import, coal, coke and wood and oil or other fuel, and also, patent fuel, water and ice and iron, steel and minerals and any and all by-products thereof and other materials, and to act as the agent of any individual or individuals; natural or artificial, in buying, selling or dealing for them in such materials and by-products, and to engage in the business of handling, buying, selling and dealing in and with coal or the other articles mentioned, for them or otherwise, or for other account or otherwise and for the purpose of such business to own or rent or otherwise use or occupy store houses and yards, docks, wharves, piers, boats, vessels of all descriptions and barges and any real estate necessary to the carrying on of the said business.
               To purchase, take hold, sell, convey, lease, mortgage, explore, develop, improve or otherwise deal in coal or ore lands, mining rights, wood lands, fuel bearing lands, or other land or any interest therein and to conduct mining operations of all kinds.
               To own, use and operate ships, boats and other vessels, steam, motor and sail for the purpose of the business of the corporation.
               To purchase, own, sell, build, construct, lease, mortgage or otherwise acquire and dispose of or encumber houses, storage ware houses and yards, stores, buildings, depots, hotels, docks, wharves and piers and to maintain and conduct the same in connection with any of the objects herein set forth.
               To manufacture, purchase or otherwise acquire, own, mortgage, pledge, sell, assign and transfer, or otherwise dispose of, to invest, trade, deal in and deal with, goods, wares and merchandise and real and personal property of every class and description.
               To acquire, and pay for in cash, stock or bonds of this corporation or otherwise, the good will, rights, assets and property, and to undertake or assume the whole or any part of the Obligations or liabilities of any person, firm, association or corporation.
               To acquire, hold, use, sell, assign, lease, grant licenses in respect of, mortgage, or otherwise dispose of letters patent of the United states or any foreign country,

patent rights, licenses and privileges, inventions, improvements and processes, copyrights, trade-marks, and trade names, relating to or useful in connection with any business of this corporation.
               To guarantee, purchase, hold, sell, assign, transfer, mortgage, pledge or otherwise dispose of shares of the capital stock of, or any bonds, securities or evidence of indebtedness created by any other corporation or corporations organized under the laws of this state or any other state, country, nation or government, and while the owner thereof to exercise all the rights, powers and privileges of ownership.
               To issue bonds, debentures or obligations of this Corporation from time to time, for any of the objects or purposes of the corporation, and to secure the same by mortgage, pledge, deed of trust or otherwise.
               To purchase, hold, sell and transfer the shares of its own capital stock; provided, it shall not use its funds or property for the purchase of its own shares of capital stock when such use would cause any impairment of its capital; and provided further that shares of its own capital stock belonging to it shall not be voted upon directly or indirectly.
               To have one or more offices, to carryon all or any of its operations and business and without restriction or limit as to amount to purchase or otherwise acquire, hold, own, mortgage, sell, convey, or otherwise dispose of real and personal property of every class and description in any of the States, Districts, Territories or Colonies of the United States, and in any and all foreign countries, subject to the laws of such State, District, Territory, Colony or Country.
               In general, to carryon any other business in connection with the foregoing, whether manufacturing or otherwise, and to have and exercise all the powers conferred by the laws of Delaware upon corporations formed under the act hereinafter referred to, and to do all of the things hereinbefore set forth to the same extent as natural persons might or could do.
               The foregoing clauses shall be construed both as objects and powers; and it is hereby expressly provided that the foregoing, enumeration of specific powers shall not be held to limit or restrict in any manner the powers of this corporation.
     FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 25,000 shares, and the par value of each share is $40.00, amounting in the aggregate to $1,000,000.
     Amended at special meeting of stockholders held June 18, 1952
     FIFTH: The number of shares with which this corporation will commence business is ten (10).
     SIXTH: The names and places of residence of the subscribers to the capital stock and the number of shares subscribed for by each are as follows:

NAME	RESIDENCE	NUMBER OF SHARES
C.L. Rimlinger	Wilmington, Delaware	8
M. M. Clancy	Wilmington, Delaware	1
P. B. Drew	Wilmington, Delaware	1
     SEVENTH: This corporation is to have perpetual existence.
     EIGHTH: The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatever.
     NINTH: In furtherance, and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:
               To make and alter the By-laws of this corporation, to fix the amount to be reserved as working capital over and above its capital stock paid in, to authorize and cause to be executed mortgages and liens upon the real and personal property of this corporation.
               From time to time to determine whether and to what extent, and at what times and places, and under what conditions and regulations, the accounts and books of this corporation, (other than the stock ledger), or any of them, shall be open to inspection of stockholders; and no stockholder shall have any right of inspecting any account, book or document of this corporation except as conferred by statute, unless authorized by a resolution of the stockholders or directors;
               If the By-laws so provide, to designate two or more of its number to constitute an executive committee, which committee shall for the time being, as provided in said resolution or in the By-laws of this corporation, have and exercise any or all of the powers of the Board of
Directors in the management of the business and affairs of this corporation, and have power to authorize the seal of this corporation to be affixed to all papers which may require it.
               Pursuant to the affirmative vote of the holders of at least a majority of the stock issued and outstanding, having voting power, given at a stockholders’, meeting duty called for that purpose, or when authorized by the written consent of at least a majority of the holders of the voting stock issued and outstanding, the Board of Directors shall have power and authority at any meeting to sell, lease or exchange all of the property and assets of” this corporation, including its good will and its corporate franchises, upon such terms and conditions as its Board of Directors deem expedient and for the best interests of the corporation.
               This corporation may in its By-laws confer powers upon its directors in addition to the foregoing, and in addition to the powers and authorities expressly conferred upon them by the statute.
               Both stockholders and directors shall have power, if the bylaws so provide, to hold their meetings, and to have one or more offices within or without the State of Delaware, and to keep the books of this corporation (subject to the provisions of the statutes), outside of the State of Delaware at such places as may be from time to time designated by the Board of Directors.
     TENTH: This corporation reserves the right to amend, alter, change, repeal any provision contained in the certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.
     We, THE UNDERSIGNED, being each of the original subscribers to the capital stock hereinbefore named for the purpose of forming a corporation to do business both within and without the State of Delaware and in pursuance of the General Corporation Law of the State of Delaware, being Chapter 65 of the Revised Code of Delaware, and the acts amendatory thereof and supplemental thereto, do make and file this certificate, hereby declaring and certifying that the facts herein stated are true and do respectively agree to take the number of shares of stock hereinbefore set forth, and accordingly have hereunto set our hands and seals this 20th day of November, A. D. 1918.
In Presence of:

Lawrence J. Broman	C. L. Rimlinger (seal)

M. M. Clancy (seal)

P. B. Drew (seal)